UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2024 (August 20, 2024)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 S Rogers Circle, Suite 3, Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on December 5, 2023, Smart for Life, Inc. (the “Company”) received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the Nasdaq stockholders’ equity requirement of $2,500,000 or the alternative criteria for continued listing on The Nasdaq Capital Market as set forth in Listing Rule 5550(b)(1) (the “Equity Rule”), given that the Company’s Form 10-Q for the period ended September 30, 2023 evidenced stockholders’ equity of $951,836, and that the staff of Nasdaq had determined to delist the Company’s securities from Nasdaq unless the Company requested an appeal of the determination. Based on the foregoing, the Company timely requested a hearing before a Nasdaq hearings panel. The hearing request stayed the delisting pending the conclusion of the hearings process.

As previously disclosed, on January 5, 2024, the Company received an additional notification letter from Nasdaq notifying the Company that it is not in compliance with the requirement to hold an annual meeting of shareholders since the Company did not hold an annual meeting in 2023. The letter stated that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq.

As previously disclosed, on April 17, 2024, the Company received an additional notification letter from Nasdaq indicating that the Company is now delinquent in filing its Form 10-K for the year ended December 31, 2023, which serves as an additional basis for the delisting of the Company’s securities from The Nasdaq Capital Market. The letter stated that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. In that regard, the letter stated that the Company should present its views with respect to this additional deficiency to the hearings panel no later than April 24, 2024.

As previously disclosed, on April 24, 2024, the Company received an additional notification letter from Nasdaq notifying the Company that its securities had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, does not comply with Listing Rule 5550(a)(2) (the “Bid Rule”). The notification letter further stated that while a company would normally be afforded a 180-calendar day period to demonstrate compliance with the Bid Rule, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one. Accordingly, the letter stated that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq and requested that the Company present its views with respect to this additional deficiency to the hearings panel by May 1, 2024.

As previously disclosed, on May 21, 2024, the Company received an additional notification letter from Nasdaq indicating that the Company is now delinquent in filing its Form 10-Q for the period ended March 31, 2024, which serves as an additional basis for the delisting of the Company’s securities from The Nasdaq Capital Market. The letter stated that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. In that regard, the letter stated that the Company should present its views with respect to this additional deficiency to the hearings panel no later than May 28, 2024.

On August 20, 2024, the Company received an additional notification letter from Nasdaq indicating that the Company is now delinquent in filing its Form 10-Q for the period ended June 30, 2024, which serves as an additional basis for the delisting of the Company’s securities from The Nasdaq Capital Market. The letter stated that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. In that regard, the letter stated that the Company should present its views with respect to this additional deficiency to the hearings panel no later than August 27, 2024.

At the hearing, which was held on March 12, 2024, the Company presented its plan for regaining compliance with the Equity Rule and presented its views with respect to the additional deficiency relating to the annual meeting, and requested a further extension so that it may complete the execution of its plan. Although the Company believes its plan will be sufficient to enable it to regain compliance, no assurance can be provided that Nasdaq will ultimately accept the Company’s plan or that the Company will ultimately regain compliance with the Equity Rule or the Bid Rule.

Notably, the Company filed a Form 8-K on March 7, 2024 disclosing that, as a result of its restructuring plan, including recapitalization with equity and debt financings, the sale of certain non-performing assets and the liquidation of its senior debt facility, the Company had stockholder’s equity of over $2.5 million. In addition, through further improvements to the balance sheet, the Company has an estimated stockholders’ equity of $6 million as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2024	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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